Exhibit 99.1
Ellington Residential Mortgage REIT Reports First Quarter 2021 Results
OLD GREENWICH, Connecticut—May 3, 2021
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended March 31, 2021.
Highlights
•Net income of $0.1 million, or $0.01 per share.
•Core Earnings1 of $3.8 million, or $0.31 per share.
•Book value of $13.22 per share as of March 31, 2021, which includes the effect of a first quarter dividend of $0.28 per share. Economic return of 0.1% for the quarter.
•Net interest margin2 of 1.96%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 23.6%.
•Dividend yield of 9% based on the April 30, 2021 closing stock price of $12.44.
•Debt-to-equity ratio of 6.8:1 as of March 31, 2021; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 7.0:1.
•Net mortgage assets-to-equity ratio of 6.2:1 3as of March 31, 2021.
•Cash and cash equivalents of $52.5 million as of March 31, 2021, in addition to other unencumbered assets of $48.2 million.
First Quarter 2021 Results
"Despite rising long-term interest rates, a steepening yield curve, and increased interest rate volatility during the first quarter, EARN's book value was stable, and Core Earnings remained strong. Although most Agency RMBS prices declined during the quarter, performance across subsectors diverged sharply. The increase in interest rates led to reduced expectations for prepayment rates, which boosted performance of higher-coupon RMBS, put downward pressure on pay-ups for prepayment-protected specified pools, and caused significant price declines for lower coupon RMBS in the face of heightened extension risk," said Laurence Penn, Chief Executive Officer and President.
"Gains on our interest rate hedges and interest-only securities, together with net interest income, more than offset net realized and unrealized losses in the portfolio. Given the opportunities presented by wider yield spreads during the quarter, we used our strong balance sheet to add some attractively priced pools, which increased our leverage incrementally.
"Looking forward, while prepayment speeds remain elevated, we are seeing signs that the prepayment wave may be abating. In this environment, it's critical to be mindful of both the prepayment risks and the extension risks that are present in the market. We believe that such a rapidly shifting market plays to our strengths, where asset selection and risk management will continue to drive performance. Finally, we will continue to deploy a dynamic and adaptive hedging strategy to protect book value."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of March 31, 2021 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.20 billion and $(186.4) million, respectively, and total shareholders' equity was $163.1 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of March 31, 2021 and December 31, 2020:

	March 31, 2021					December 31, 2020
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$113,924	$120,774	$106.01	$118,491	$104.01	$77,578	$83,159	$107.19	$80,144	$103.31
20-year fixed-rate mortgages	40,845	41,981	102.78	42,441	103.91	42,559	44,763	105.18	44,247	103.97
30-year fixed-rate mortgages	868,413	933,001	107.44	907,057	104.45	763,563	834,881	109.34	799,360	104.69
ARMs	17,509	18,442	105.33	17,998	102.79	19,459	20,442	105.05	19,981	102.68
Reverse mortgages	58,960	64,164	108.83	62,516	106.03	61,653	67,474	109.44	65,494	106.23
Total Agency RMBS	1,099,651	1,178,362	107.16	1,148,503	104.44	964,812	1,050,719	108.90	1,009,226	104.60
Non-Agency RMBS	12,835	10,370	80.79	8,572	66.79	23,140	17,612	76.11	15,369	66.42
Total RMBS(2)	1,112,486	1,188,732	106.85	1,157,075	104.01	987,952	1,068,331	108.14	1,024,595	103.71
Agency IOs	n/a	15,897	n/a	16,508	n/a	n/a	13,049	n/a	15,434	n/a
Total mortgage-backed securities		$1,204,629		$1,173,583			$1,081,380		$1,040,029
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes Agency IOs.
The Company's Agency RMBS holdings increased by 12% to $1.178 billion as of March 31, 2021, from $1.051 billion as of December 31, 2020. Over the same period, the Company's non-Agency RMBS holdings decreased by 41% to $10.4 million, from $17.6 million, as the Company continued to monetize gains in this sector in the first quarter.
Driven primarily by increased borrowings related to the larger Agency RMBS portfolio, the Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 7.0:1 as of March 31, 2021, as compared to 6.1:1 as of December 31, 2020. Similarly, the Company's net mortgage assets-to-equity ratio increased to 6.2:1 as of March 31, 2021 as compared to 5.6:1 as of December 31, 2020. Substantially all of the Company's borrowings were secured by specified pools as of March 31, 2021.
During the quarter, long-term interest rates increased, actual and implied volatility rose, and the yield curve steepened. As a result, Agency RMBS durations extended and yield spreads widened, and most Agency RMBS prices declined sharply, particularly for lower coupon RMBS, which had the greatest declines. The price declines in lower coupon RMBS generated significant losses in the Company's long TBA portfolio, which was concentrated in lower coupons. The increase in long-term interest rates also reduced the demand for prepayment protection, which caused prepayment protected specified pools to further underperform. Because the Company's long investment portfolio is concentrated in prepayment-protected specified pools, this underperformance was a further drag on results for the quarter. Meanwhile, the rise in long-term interest rates drove net gains on the Company's interest rate hedges and Agency interest-only securities, which along with net carry from the portfolio, more than offset the net losses on the Company's long Agency RMBS holdings.
The declining pay-ups on the Company's existing specified pool investments, together with the Company's focus on low pay-up specified pools for its additional purchases during the quarter, caused the average pay-ups on the Company's specified pools to decline to 1.61% as of March 31, 2021, as compared to 2.40% as of December 31, 2020. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. Similar to the prior two quarters, the Company ended the first quarter with a small net short overall TBA position on a notional basis while maintaining a small net long overall TBA position as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
Non-Agency RMBS yield spreads continued to tighten during the quarter and in response the Company continued to opportunistically reduce the size of this portfolio, which generated net realized gains. The Company expects to continue to vary its allocation to non-Agency RMBS as market opportunities change over time.
Net interest margin and core earnings decreased quarter over quarter. These decreases were primarily driven by lower asset yields.

Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended March 31, 2021 and December 31, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts)	March 31, 2021	December 31, 2020
Net Income (Loss)	$127	$7,394
Adjustments:
Net realized (gains) losses on securities	(3,081)	(862)
Change in net unrealized (gains) losses on securities	10,308	2,259
Net realized (gains) losses on financial derivatives	5,150	(2,395)
Change in net unrealized (gains) losses on financial derivatives	(8,215)	(2,338)
Net realized gains (losses) on periodic settlements of interest rate swaps	(386)	(648)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(51)	267
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(70)	559
Subtotal	3,655	(3,158)
Core Earnings	$3,782	$4,236
Weighted Average Shares Outstanding	12,343,542	12,336,088
Core Earnings Per Share	$0.31	$0.34

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 4, 2021, to discuss its financial results for the quarter ended March 31, 2021. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 9695976. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, May 4, 2021, at approximately 2:00 p.m. Eastern Time through Tuesday, May 18, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 9695976. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on March 16, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2021	December 31, 2020
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$6,535	$6,174
Interest expense	(781)	(716)
Total net interest income	5,754	5,458
EXPENSES
Management fees to affiliate	614	626
Professional fees	271	199
Compensation expense	177	175
Insurance expense	86	82
Other operating expenses	317	318
Total expenses	1,465	1,400
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	3,081	862
Net realized gains (losses) on financial derivatives	(5,150)	2,395
Change in net unrealized gains (losses) on securities	(10,308)	(2,259)
Change in net unrealized gains (losses) on financial derivatives	8,215	2,338
Total other income (loss)	(4,162)	3,336
NET INCOME (LOSS)	$127	$7,394
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.01	$0.60
WEIGHTED AVERAGE SHARES OUTSTANDING	12,343,542	12,336,088
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.28

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2021	December 31, 2020(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$52,500	$58,166
Mortgage-backed securities, at fair value	1,204,629	1,081,380
Other investments, at fair value	289	292
Due from brokers	57,375	47,798
Financial derivatives–assets, at fair value	11,415	2,791
Reverse repurchase agreements	98,904	—
Receivable for securities sold	2,192	—
Interest receivable	4,132	4,114
Other assets	651	270
Total Assets	$1,432,087	$1,194,811
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,106,724	$1,015,245
Payable for securities purchased	146,181	—
Due to brokers	3,456	1,064
Financial derivatives–liabilities, at fair value	7,093	6,630
Dividend payable	3,456	3,456
Accrued expenses	811	918
Management fee payable to affiliate	614	626
Interest payable	613	470
Total Liabilities	1,268,948	1,028,409
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,343,542 and 12,343,542 shares issued and outstanding, respectively)	123	123
Additional paid-in-capital	229,680	229,614
Accumulated deficit	(66,664)	(63,335)
Total Shareholders' Equity	163,139	166,402
Total Liabilities and Shareholders' Equity	$1,432,087	$1,194,811
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$13.22	$13.48
(1)Derived from audited financial statements as of December 31, 2020.